EXHIBIT 99.1

Liberty Tax Discloses Resignation of Independent Accounting Firm

VIRGINIA BEACH, Va., Dec. 11, 2017 (GLOBE NEWSWIRE) -- Liberty Tax, Inc. (NASDAQ:TAX) (the "Company") today disclosed in its Current Report on Form 8-K that KPMG LLP ("KPMG") has resigned as the Company's independent accounting firm and that the Company will delay the filing of its Quarterly Report on Form 10-Q for the quarter ended October 31, 2017.  As detailed in the Form 8-K, there are no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure. Additional information regarding KPMG's resignation can be found in the Form 8-K.  The Company has begun the process of selecting a new independent accounting firm.

As disclosed in the Company’s Form 8-K, KPMG’s resignation is due to concerns around internal controls over financial reporting as it relates to the integrity and tone at the top set by Liberty’s founder, current Chairman and former Chief Executive Officer, John Hewitt.

Ross Longfield, Chairman of the Company’s Audit Committee stated, "We are disappointed that KPMG has resigned, however, we appreciate the long term relationship we have had with them.  The Company will work as quickly as possible to engage a new accounting firm and to complete their review of our second quarter results.”

Hewitt was terminated on September 5, 2017.  The Audit Committee has high confidence in the existing management team and is confident that the management team will help to lead the Company through the resolution of the accounting concerns.

The resignation of KPMG does not impact the normal course of operations of the Company.  Liberty management, employees and franchisees are focused on preparations for the upcoming tax season.

About Liberty Tax, Inc.
Founded in 1997, Liberty Tax, Inc. (NASDAQ:TAX) is the parent company of Liberty Tax Service. In the U.S. and Canada, last year, Liberty Tax prepared over two million individual income tax returns in more than 4,000 offices and online. Liberty Tax's online services are available through eSmart Tax, Liberty Online and DIY Tax, and are all backed by the tax professionals at Liberty Tax locations and its nationwide network of seasonal tax preparers. Liberty Tax also supports local communities with fundraising endeavors and contributes as a national sponsor to many charitable causes. For a more in-depth look, visit Liberty Tax Service and interact with Liberty Tax on Twitter and Facebook.

CONTACTS:
Investors: Kathy Donovan
Liberty Tax, Inc.
Vice President, Chief Financial Officer
(757) 493-8855
investorrelations@libtax.com

Media: Martha O’Gorman
Liberty Tax, Inc.
Chief Marketing Officer
(757) 301-8022
martha@libtax.com